                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              Northeast Utilities
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               Theresa H. Allsop
    ------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4) Proposed maximum aggregate value of transaction:

--------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                  [LOGO OF NORTHEAST UTILITIES APPEARS HERE]

   --------------------------------------------------------------------
                      1996 ANNUAL MEETING OF SHAREHOLDERS
   --------------------------------------------------------------------

Dear Shareholder:

  It is my pleasure to invite you to attend the 1996 Annual Meeting of Share-holders of Northeast Utilities. The meeting will be held on Tuesday, May 21, 1996, at 10:30 a.m., at the Stamford Marriott Hotel, Stamford, Connecticut, which is located at Exit 8 of Interstate 95 (directions are on reverse side).

  Information concerning the matters to be acted upon at the meeting is pro-vided in the accompanying Notice of Annual Meeting and Proxy Statement. In ad-dition, our meeting agenda will include a discussion of the operations of Northeast Utilities system companies and a question and answer period.

  Whether or not you plan to attend the meeting, it is important that you com-plete, date, sign and return your proxy in the enclosed envelope as soon as possible. This will ensure that your shares will be represented at the meeting in accordance with your wishes.

                                      Very truly yours,

                                      /s/ Bernard M. Fox

                                      Bernard M. Fox
                                      Chairman of the Board,
                                      President and Chief Executive Officer

April 1, 1996

                   DIRECTIONS TO THE STAMFORD MARRIOTT HOTEL
                               2 STAMFORD FORUM
                      TRESSER BOULEVARD AND CANAL STREET
                             STAMFORD, CONNECTICUT

FROM HARTFORD:

  Take Interstate 91 (I-91) south to Interstate 95 (I-95) south. Take I-95 south to Exit 8. Continue through first light. Turn right at the fourth garage entrance. The garage entrance to the hotel is on your immediate left.

FROM NEW YORK:

  Take I-95 north to Exit 8. Continue through first light and make a left at the second light (Canal Street). Make a right at the second light (Tresser Boulevard). The garage entrance to the hotel is at the end of the street on your right.

FROM MERRITT PARKWAY--ROUTE 15 (NORTH OR SOUTH)

  Take Route 15 (north or south) to Exit 35, High Ridge Road (Route 137) south. Continue south on High Ridge, approximately 2.7 miles (20 lights). The name changes to Summer Street. After the Dairy Queen Store, continue to the next light and make a left (Broad Street). At the second light, turn right (Greyrock Place/Macy's Department Store). At the third light turn left. The garage entrance to the hotel is at the end of the street on your right.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 21, 1996

To the Shareholders of Northeast Utilities:

  The Annual Meeting of Shareholders of Northeast Utilities will be held on Tuesday, May 21, 1996, at 10:30 a.m., at the Stamford Marriott Hotel, Stam-ford, Connecticut, which is located at Exit 8 of Interstate 95, for the fol-lowing purposes:

  1.  To fix the number of Trustees at eleven;

  2.  To elect eleven Trustees for the ensuing year;

  3. To ratify the selection of Arthur Andersen LLP as independent auditors for 1996; and

  4. To transact any other business that may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 22, 1996 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and return it in the envelope enclosed for that purpose.

                                        By order of the Board of Trustees,

                                                /s/ Robert P. Wax

107 Selden Street                                  Robert P. Wax
Berlin, Connecticut                                  Secretary

Mailing Address:
 Post Office Box 270
 Hartford, Connecticut 06141-0270

April 1, 1996

-------------------------------------------------------------------------------
                                   IMPORTANT

  SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF FOLLOW-UP LETTERS
TO ENSURE THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE, IF MAILED IN
THE UNITED STATES.
-------------------------------------------------------------------------------

                                PROXY STATEMENT

 The accompanying proxy is solicited on behalf of the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 21, 1996, and at any adjournment thereof.

 Please read this proxy statement and fill in, date, sign and return the en-closed form of proxy. The proxy may be revoked at any time before it is voted by filing a letter with the Secretary of Northeast Utilities or by a duly exe-cuted proxy bearing a later date. Properly executed proxies not revoked will be voted according to their terms.

 Only holders of common shares of record at the close of business on March 22, 1996 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On that date, there were 136,051,794 com-mon shares outstanding. Each such share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders.

 The principal office of Northeast Utilities is located at 174 Brush Hill Ave-nue, West Springfield, Massachusetts. The general offices of Northeast Utili-ties and its subsidiaries are located at 107 Selden Street, Berlin, Connecti-cut (mailing address: Post Office Box 270, Hartford, Connecticut 06141-0270). This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing April 1, 1996.

 An affirmative vote of a majority of the common shares outstanding as of the record date will be required to fix the number of Trustees at eleven and to elect the eleven nominees named below.

                             1. NUMBER OF TRUSTEES

                             2. ELECTION OF TRUSTEES

 Unless a shareholder specifies otherwise, the enclosed proxy will be voted to fix the number of Trustees for the ensuing year at eleven and to elect the eleven nominees named below as Trustees to serve until the next Annual Meeting and until their successors have been elected and shall have qualified. In ac-cordance with the Board's retirement policy for Trustees, Mr. Denham C. Lunt, Jr., who has served as a Trustee since 1973, is not a nominee for re-election. Mr. George David has informed Mr. Bernard M. Fox that he will not be standing for re-election to the Board of Trustees as a consequence of his increased re-sponsibilities at United Technologies Corporation. Mr. David, first elected a Trustee in 1990, was elected United Technologies' Chief Executive Officer in 1994. Mr. William B. Ellis, former Chairman of the Board and a Trustee, re-tired on August 1, 1995. Dr. E. Gail de Planque, the nominee who has not been previously elected as a Trustee by the shareholders, filled the vacancy re-sulting from Mr. Ellis's retirement.

 If one or more of the nominees should become unavailable for election, the proxy may be voted for a substitute person or persons. However, there is no reason to anticipate that any of the nominees will not be available.

 Set forth below is each nominee's name, age, date first elected as a Trustee, and a brief summary of the nominee's business experience during the past five years.

 THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE TO FIX THE NUMBER OF
   TRUSTEES AT ELEVEN AND FOR ELECTION OF THE ELEVEN NOMINEES LISTED BELOW.

[PHOTO OF      ALFRED F. BOSCHULTE
ALFRED F.      (53 YEARS) 1995
BOSCHULTE      Managing Director of PT. EXCELCOMINDO PRATAMA, Jakarta, Indo-
APPEARS HERE]  nesia (a new wireless telephone joint venture through which
               NYNEX Corporation and four partners will provide cellular tel-ephone service in Indonesia). Previously President of TOMCOM
               L.P., Orangeburg, New York (a joint services organization of the wireless communications partnership formed by AirTouch
               Communications, Bell Atlantic, NYNEX and US West). Prior to the TOMCOM positon, Mr. Boschulte was President and Chairman of NYNEX Mobile Communications Company. Mr. Boschulte is the founding Chairman of the Cellular Foundation of the Cellular
               Telecommunications Industry Association. He is a Director of
               INROADS Fairfield-Westchester Counties, Inc. and Westchester
               Council of Arts, and a member of the Institute of Electric and Electronic Engineers. He is a Trustee of the National Board of the Boys & Girls Clubs of America and the State University of
               New York at Purchase.

[PHOTO OF      COTTON MATHER CLEVELAND
COTTON MATHER  (43 YEARS) 1992
CLEVELAND      President of Mather Associates, New London, New Hampshire (a
APPEARS HERE]  firm specializing in human resources and organizational devel-
               opment). Ms. Cleveland is also Executive Director of Leadership
               New Hampshire. She is a Director of Bank of Ireland First Hold-ings, First NH Banks, Inc. and the National Grange Mutual In-surance Company. She was formerly Co-Chair of the Governor's
               Commission on New Hampshire in the 21st Century. Ms. Cleveland has served on the University System of New Hampshire Board of Trustees as Chair, Vice Chair and member. She was an Incorpora-tor for the New Hampshire Charitable Foundation and is cur-rently an Incorporator for The Montshire Museum and for the Up-per Valley Community Foundation.



[PHOTO OF      E. GAIL DE PLANQUE
E. GAIL        (51 YEARS) 1995
DE PLANQUE     From 1991 to 1995, Dr. de Planque was a Commissioner with the
APPEARS HERE]  United States Nuclear Regulatory Commission. In 1967, Dr. de
               Planque joined the Health and Safety Laboratory of the United
               States Atomic Energy Commission. She served at the Laboratory, now known as the Environmental Measurements Laboratory, until December, 1991, as Deputy Director beginning in 1982 and as Di-rector in 1987. She is a Fellow and past President of the Amer-ican Nuclear Society, a member of the National Academy of Engi-neering and the National Council on Radiation Protection and Measurements and a Director of British Nuclear Fuels, Inc.



[PHOTO OF      BERNARD M. FOX
BERNARD M. FOX (53 YEARS) 1986
APPEARS HERE]  Chairman of the Board, President and Chief Executive Officer of
               Northeast Utilities and Chairman, Chief Executive Officer and a
               Director of its principal subsidiaries. Mr. Fox is also Chair-man, President and Chief Executive Officer and a Director of Connecticut Yankee Atomic Power Company. Previously President and Chief Operating Officer of Northeast Utilities and of its principal subsidiary companies and of Connecticut Yankee Atomic
               Power Company. He is a Director of the Fleet Financial Group,
               Inc., The Dexter Corporation, the Connecticut Business & Indus-try Association, the Institute of Nuclear Power Operations,
               CIGNA Corporation, The Institute of Living, Hartford Hospital and a Trustee of Mount Holyoke College. Mr. Fox is a Fellow and
               Founder of the American Leadership Forum and a Senior Member of the Institute of Electrical and Electronic Engineers.

[PHOTO OF       GAYNOR N. KELLEY
GAYNOR N.       (65 YEARS) 1994
KELLEY APPEARS  Chairman of the Executive Committee and a Director of The
HERE]           Perkin-Elmer Corporation, Norwalk, Connecticut (manufactures, develops and distributes analytical instruments and life sci-ence systems that are used in a variety of markets). Previ-ously Chairman and Chief Executive Officer of The Perkin-Elmer
                Corporation (retired September, 1995). Mr. Kelley is a Direc-tor of Hercules Incorporated and Alliant Techsystems.



[PHOTO OF       ELIZABETH T. KENNAN
ELIZABETH T.    (58 YEARS) 1980
KENNAN          President Emeritus of Mount Holyoke College, South Hadley,
APPEARS HERE]   Massachusetts. Previously President of Mount Holyoke College.
                Mrs. Kennan is a Director of Kentucky Home Mutual Insurance,
                NYNEX Corporation, The Putnam Funds and Talbots. She is a mem-ber of the Folger Shakespeare Library Committee and a Director of the Council on Library Resources.



[PHOTO OF       WILLIAM J. PAPE II
WILLIAM J.      (64 YEARS) 1974
PAPE II         Publisher, Waterbury Republican-American, Waterbury, Connecti-
APPEARS HERE]   cut (newspaper). Mr. Pape is President and Treasurer of Ameri-
                can-Republican, Inc. He is a Director of Platt Bros. & Co. and
                Paper Delivery, Inc. He is a Trustee of Teikyo Post Universi-ty, the Connecticut Policy and Economic Council, Inc. and the Waterbury Y.M.C.A.



[PHOTO OF       ROBERT E. PATRICELLI
ROBERT E.       (56 YEARS) 1993
PATRICELLI      Founder, Chairman, President and Chief Executive Officer of
APPEARS HERE]   Value Health, Inc., Avon, Connecticut (provides managed health care services). Previously Executive Vice President of CIGNA
                Corporation and President of CIGNA's Affiliated Businesses
                Group. Mr. Patricelli has held various positions in the fed-eral government, including White House Fellow in 1965, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare, and Admin-istrator of the United States Urban Mass Transportation Admin-istration. He is a Director of the American Association of Health Plans, the Connecticut Business & Industry Association,
                Hartford Hospital, The Bushnell and Wesleyan University.

[PHOTO OF       NORMAN C. RASMUSSEN
NORMAN C.       (68 YEARS) 1977
RASMUSSEN       Professor of Nuclear Engineering, Emeritus, Massachusetts In-
APPEARS HERE]   stitute of Technology, Cambridge, Massachusetts. Previously
                Professor of Nuclear Engineering of Massachusetts Institute of
                Technology. Dr. Rasmussen is Chairman of the M.I.T. Reactor
                Safeguards Committee. From 1972 through 1975 he directed the
                Reactor Safety Study for the Atomic Energy Commission. He served on President Ford's Advisory Committee on Technology and Economic Strength and was appointed by President Reagan to the National Science Board, on which he served from 1982 through 1988. He served on the Scientific Advisory Board for the Three Mile Island Unit 2 Clean-Up Fund, and served as
                Chairman of the Cabot Corporation LNG Safety Committee for 20 years. He is a Fellow of the American Nuclear Society and the Health Physics Society and a member of the National Academy of Engineering and the National Academy of Science. In 1989, Dr.
                Rasmussen was appointed to the Presidential Commission on Cat-astrophic Nuclear Accidents. He is a licensed Professional En-gineer in Massachusetts.



[PHOTO OF JOHN  JOHN F. SWOPE
F. SWOPE        (57 YEARS) 1992
APPEARS HERE]   Of counsel to the law firm of Sheehan Phinney Bass + Green
                Professional Associates, Manchester, New Hampshire. Previously
                President of Chubb Life Insurance Company of America, Concord,
                New Hampshire (retired December, 1994). He is a Director of the Public Broadcasting Service and New Hampshire Public Tele-vision and the New Hampshire Business Committee for the Arts.
                Mr. Swope is Vice Chairman of The Currier Gallery of Art and a
                Trustee of Tabor Academy and the Capitol Center for The Arts.



[PHOTO OF JOHN  JOHN F. TURNER
F. TURNER       (53 YEARS) 1995
APPEARS HERE]   President and Chief Executive Officer of The Conservation
                Fund, Arlington, Virginia (a national nonprofit organization dedicated to conservation and economic development). From 1989 to 1993, Mr. Turner was Director of the United States Fish &
                Wildlife Service in the United States Department of the Inte-rior. He has also served as President of the Wyoming State
                Senate. Mr. Turner is consulting with The University of Wyo-ming on the establishment of a School of the Environment and Natural Resources and is also a member of the University's
                College of Engineering Steering Committee. He is a member of the National Coal Council and a Director of Land Trust Alli-ance.

                   COMMITTEE COMPOSITION AND RESPONSIBILITY

 The Board of Trustees of Northeast Utilities has Audit and Corporate Respon-sibility Committees and a Committee on Organization, Compensation and Board Affairs. During 1995, the Board had separate Executive and Finance Committees; however, effective January 1, 1996, the Executive and Finance Committees merged to form the Executive and Finance Committee. Following each meeting, the Committees report to the Board. The Board of Trustees does not have a Nom-inating Committee.

 The Audit Committee meets independently with the internal and independent au-ditors of Northeast Utilities and its subsidiaries to review the auditors' ac-tivities, procedures and recommendations. Following each meeting, the Commit-tee reports to the Board. The Committee recommends annually the appointment of Northeast Utilities' independent auditors for the coming year. The Audit Com-mittee met three times in 1995. The members of the Committee are Messrs. David (Chairman), Kelley, Lunt, Swope and Turner and Dr. de Planque, none of whom is an employee of Northeast Utilities or its subsidiaries.

 The Executive and Finance Committee is empowered to exercise all the author-ity of the Board, subject to certain limitations set forth in Northeast Utili-ties' Declaration of Trust, during the intervals between meetings of the Board. The Committee is also charged with reviewing and making recommendations about financial matters that may affect Northeast Utilities and its subsidiar-ies. The Executive and Finance Committees met four times in 1995 in total. The members of the Executive and Finance Committee, effective January 1, 1996, are Messrs. Fox (Chairman), Boschulte, David, Lunt, Rasmussen and Swope and Mrs. Kennan. Other than Mr. Fox, no Committee member is an employee of Northeast Utilities or its subsidiaries.

 The Corporate Responsibility Committee reviews the policies and practices of Northeast Utilities and its subsidiaries that have broad social or community significance. The Committee met four times in 1995. The members of the Commit-tee are Messrs. Rasmussen (Chairman), Pape, Patricelli, Swope and Turner and Mmes. Cleveland and de Planque, none of whom is an employee of Northeast Util-ities or its subsidiaries.

 The Committee on Organization, Compensation and Board Affairs reviews and ad-justs, as appropriate, the compensation policies of Northeast Utilities and its subsidiaries. The Committee is also responsible for reviewing policies af-fecting the organization of Northeast Utilities and its subsidiaries. The Com-mittee on Organization, Compensation and Board Affairs met four times in 1995. The members of the Committee are Mmes. Kennan (Chairman) and Cleveland and Messrs. Boschulte, Kelley, Pape and Patricelli, none of whom is an employee of Northeast Utilities or its subsidiaries. A report from this Committee with re-spect to executive compensation is included in this proxy statement.

 In 1995, the Board of Trustees held 12 meetings. Committees of the Board held a total of 15 meetings. All of the nominees for Trustee attended 75 percent or more of the aggregate number of meetings of the Board and the Committees of which they were members.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

 The following table provides information with respect to persons who are known to Northeast Utilities to beneficially own more than five percent of the common shares of Northeast Utilities. Northeast Utilities has no other class of voting securities.

        NAME AND ADDRESS             AMOUNT AND NATURE OF PERCENT OF
        OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP   CLASS
        -------------------          -------------------- ----------
        Mellon Bank Corporation and     14,760,195(1)       10.85%
        Subsidiaries
        One Mellon Bank Center
        Pittsburgh, PA
        Putnam Investments, Inc.         7,012,880(2)        5.15%
        One Post Office Square
        Boston, MA

-------
(1) According to an amendment to Schedule 13G dated January 22, 1996, Mellon Bank Corporation and its subsidiaries hold 14,760,195 common shares of Northeast Utilities. According to the Schedule 13G, 13,726,195 of these shares are held by Mellon Bank, N.A., a subsidiary of Mellon Bank Corpora-tion, in its capacity as trustee under the Northeast Utilities Service Company Supplemental Retirement and Savings Plan (the 401(k) Plan). Par-ticipating employees may direct the trustee as to voting of shares allo-cated to their 401(k) Plan accounts. Shares that have not been allocated to Plan participants' accounts are voted by the trustee, for or against each agenda item, in the same proportions as allocated shares are voted for or against items. The power to dispose of such shares is restricted by the provisions of the 401(k) Plan. Mellon Bank, N.A. has informed North-east Utilities that it disclaims beneficial ownership of all shares that have been allocated to 401(k) Plan participants' accounts and for which directions have been received and followed.

    According to the amendment, 1,034,000 shares are held by Mellon Bank Corpo-ration and Mellon Bank, N.A. in various fiduciary capacities. Mellon Bank Corporation and its subsidiaries have sole voting power for 907,000 shares, shared voting power for 570,000 shares, sole dispositive power for 928,000 shares and shared dispositive power for 106,000 shares.

(2) According to a Schedule 13G dated January 29, 1996, Putnam Investments, Inc. and its subsidiaries hold 7,012,880 common shares of Northeast Utili-ties. According to the Schedule 13G, 36,500 shares are held with shared voting power and 7,012,880 shares are held with sole dispositive power. Putnam Investments, Inc. has stated that such shares were acquired for in-vestment purposes for certain of their advisory clients.

                     COMMON STOCK OWNERSHIP OF MANAGEMENT

 The common stock ownership table on page 7 provides information as of Febru-ary 27, 1996, as to the beneficial ownership of the common shares of Northeast Utilities for each nominee for Trustee, each of the five highest paid execu-tive officers of Northeast Utilities and its subsidiaries, and all nominees for Trustee and executive officers as a group. Unless otherwise noted, each nominee and executive officer has sole voting and investment power with re-spect to the listed shares. The numbers in parentheses reflect that portion of the beneficially owned shares shown for each Trustee receipt of which has been deferred to a later date and as to which the Trustee has no current voting or investment power except as provided in the Northeast Utilities Deferred Com-pensation Plan for Trustees (see "Compensation of Trustees" on page 7).

        NAME OF BENEFICIAL                      AMOUNT AND NATURE OF PERCENT OF
        OWNER                                   BENEFICIAL OWNERSHIP CLASS (1)
        ------------------                      -------------------- ----------
        Alfred F. Boschulte                             1,156
        Robert E. Busch                                10,074
        Cotton Mather Cleveland(2)                      2,966(1,481)
        E. Gail de Planque                                606
        Bernard M. Fox(3)                              25,092
        Cheryl W. Grise                                 3,407
        Gaynor N. Kelley                                1,706(1,481)
        Elizabeth T. Kennan                             2,231(330)
        Francis L. Kinney(4)                            3,697
        Hugh C. MacKenzie(5)                            8,047
        William J. Pape II                              2,713(751)
        Robert E. Patricelli                            1,192
        Norman C. Rasmussen                             1,751
        John F. Swope                                   1,838
        John F. Turner(6)                                 862(424)
        All Trustees and executive officers as
         a group
         (21 persons)                                  79,218(4,467)

-------
(1) As of February 27, 1996, the nominees for Trustee and the executive offi-cers of Northeast Utilities and its subsidiaries, as a group, beneficially owned less than one percent of the common shares outstanding.
(2) 1,248 of these shares are held in trust.
(3) Mr. Fox shares voting and investment power with his wife for 3,031 of these shares. In addition, Mr. Fox's wife has sole voting and investment power for 140 shares as to which Mr. Fox disclaims beneficial ownership.
(4) Mr. Kinney shares voting and investment power with his wife for 1,508 of these shares.
(5) Mr. MacKenzie shares voting and investment power with his wife for 1,467 of these shares.
(6) Mr. Turner shares voting and investment power with his wife for 438 of these shares.
                           COMPENSATION OF TRUSTEES

 Prior to July 1, 1995, each Trustee who was not an employee of Northeast Utilities or its subsidiaries was compensated at an annual rate of $17,000 cash plus 100 common shares of Northeast Utilities, and received $900 for each meeting of the Board or its Committees attended. The Chairs of the Audit Com-mittee, the Corporate Responsibility Committee and the Committee on Organiza-tion, Compensation and Board Affairs were compensated at an additional annual rate of $3,000. Effective July 1, 1995, the common share portion of the annual retainer for a Trustee who is not an employee of Northeast Utilities or its subsidiaries was increased to 250 common shares of Northeast Utilities, and the annual compensation for Chairs of Board Committees was increased to $3,500.

 Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra services in the interest of the Northeast Utilities system may receive additional compensation of $1,000 per day plus necessary expenses. Dr. de Planque and Mr. Turner performed such services during 1995 and received $3,000 and $1,000, respectively.

 Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of the annual retainer cash com-pensation paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

                            SECTION 16(A) REPORTING

 Mr. Eugene D. Jones, a former Trustee of Northeast Utilities who retired on May 23, 1995, filed a late report on Form 4 in September, 1995, reporting three sales of Northeast Utilities common shares, which took place in May, June, and July, 1995.

                          SUMMARY COMPENSATION TABLE

 The following table presents the cash and non-cash compensation received by the Chief Executive Officer and the next four highest paid executive officers of Northeast Utilities, and by two retired executive officers who would have been among the five highest paid executive officers but for their retirement, in accordance with rules of the Securities and Exchange Commission (SEC):

                                    ANNUAL COMPENSATION              LONG TERM COMPENSATION
                               ------------------------------ ------------------------------------
                                                                        AWARDS            PAYOUTS
                                                              -------------------------- ---------
                                                                                         LONG TERM
                                                      OTHER                              INCENTIVE ALL OTHER
                                                     ANNUAL    RESTRICTED  OPTIONS/STOCK  PROGRAM  COMPENSA-
NAME AND                                  BONUS ($) COMPENSA-    STOCK     APPRECIATION   PAYOUTS  TION ($)
PRINCIPAL POSITION        YEAR SALARY ($) (NOTE 1)  TION ($)  AWARD(S) ($)  RIGHTS (#)      ($)    (NOTE 2)
------------------        ---- ---------- --------- --------- ------------ ------------- --------- ---------
Bernard M. Fox Chairman   1995  551,300   (Note 3)    None        None         None       130,165    7,350
 of the Board, President  1994  544,459    308,896    None        None         None       115,771    4,500
 and Chief Executive      1993  478,775    180,780    None        None         None        61,155    7,033
 Officer
Robert E. Busch           1995  350,000   (Note 3)    None        None         None        63,100    7,350
 President--Energy        1994  346,122    173,366    None        None         None        44,073    4,500
 Resources Group          1993  255,915     78,673    None        None         None        32,337    7,072
Hugh C. MacKenzie         1995  247,665   (Note 3)    None        None         None        46,789    7,350
 President--Retail        1994  245,832    113,416    None        None         None        40,449    4,500
 Business Group           1993  192,502     51,765    None        None         None        28,000    5,775
Francis L. Kinney         1995  190,100   (Note 3)    None        None         None        29,808    5,584
 Senior Vice President    1994  191,303     57,425    None        None         None        24,549    4,500
 --Governmental Affairs   1993  188,090     28,620    None        None         None        27,020    5,423
 (principal
 subsidiaries)
Cheryl W. Grise           1995  178,885   (Note 3)    None        None         None        24,834    5,361
 Senior Vice President--  1994  169,354     64,412    None        None         None        17,616    4,491
 Chief Administrative     1993  136,475     25,728    None        None         None             0    4,094
 Officer (principal
 subsidiaries)
William B. Ellis          1995  249,420   (Note 3)    None        None         None       158,393    7,350
 Retired (Note 4)         1994  457,769    129,742    None        None         None       185,003    4,500
                          1993  521,250    160,693    None        None         None        87,363     None
John F. Opeka             1995  275,449   (Note 3)    None        None         None        56,779    7,350
 Retired (Note 5)         1994  283,069     65,775    None        None         None        54,556    4,500
                          1993  277,304     58,259    None        None         None        40,014    6,875

Notes:

1. Awards under the 1993 and 1994 short-term programs of the Northeast Utili-ties Executive Incentive Plan (EIP) were paid the next year in the form of cash. In accordance with the requirements of the SEC, these awards are in-cluded as "bonus" in the years earned.

2. "All Other Compensation" consists of employer matching contributions under the 401(k) Plan, generally available to all eligible employees.

3. Awards under the short-term program of the EIP have typically been made by the Committee on Organization, Compensation and Board Affairs (the Commit-tee) in April each year. Based on preliminary estimates of corporate per-formance, the short-term incentive awards for Mr. Fox and Mr. Busch will be $246,168 and $147,707, respectively. These amounts reflect a reduction of $82,056 and $49,236, respectively, or 25 percent of the pro forma short-term award, which will be held back and forfeited unless the Committee de-termines that the Company has met specific nuclear performance goals. The estimated short-term incentive awards for the other named officers, subject to final individual performance adjustments, are as follows: Mr. MacKen-zie--$128,841; Mr. Kinney--$86,980; Mrs. Grise--$86,980; Mr. Ellis--
   $114,883; and Mr. Opeka--$40,000.

4. Mr. Ellis retired as Chairman of the Board and a Trustee of Northeast Util-ities on August 1, 1995.

5. Mr. Opeka retired as Executive Vice President--Nuclear of Northeast Utili-ties' service company subsidiaries on December 1, 1995.

                               PENSION BENEFITS

 The following table shows the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that re-tirement occurs at age 65 and that the officer is at that time not only eligi-ble for a pension benefit under the Northeast Utilities Service Company Re-tirement Plan (the Retirement Plan) but also eligible for the "make-whole ben-efit" and the "target benefit" under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental
Plan). The Supplemental Plan is a non-qualified pension plan providing supple-mental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan and includes as "compensation" awards under the Executive Incentive Compensation Program and Executive Incentive Plan and deferred compensation (as earned). The target benefit further supple-ments these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities compa-nies until at least age 60 (unless the Board of Trustees sets an earlier age). Each of the executive officers of Northeast Utilities named in the Summary Compensation Table on page 8 is currently eligible for a target benefit.
 The benefits presented are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annu-ity payments.

                             ANNUAL TARGET BENEFIT

                                 YEARS OF CREDITED SERVICE
FINAL AVERAGE     -----------------------------------------------------------------------
COMPENSATION         15             20             25             30             35
-------------     --------       --------       --------       --------       --------
$  200,000        $ 72,000       $ 96,000       $120,000       $120,000       $120,000
   250,000          90,000        120,000        150,000        150,000        150,000
   300,000         108,000        144,000        180,000        180,000        180,000
   350,000         126,000        168,000        210,000        210,000        210,000
   400,000         144,000        192,000        240,000        240,000        240,000
   450,000         162,000        216,000        270,000        270,000        270,000
   500,000         180,000        240,000        300,000        300,000        300,000
   600,000         216,000        288,000        360,000        360,000        360,000
   700,000         252,000        336,000        420,000        420,000        420,000
   800,000         288,000        384,000        480,000        480,000        480,000
   900,000         324,000        432,000        540,000        540,000        540,000
 1,000,000         360,000        480,000        600,000        600,000        600,000
 1,100,000         396,000        528,000        660,000        660,000        660,000
 1,200,000         432,000        576,000        720,000        720,000        720,000

 Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 con-secutive months compensation was earned. Compensation taken into account under the target benefit described above includes salary, bonus, restricted stock awards, and long-term incentive payouts shown in the Summary Compensation Ta-ble, but does not include employer matching contributions under the 401(k) Plan. In the event that an officer's employment terminates because of disabil-ity, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contri-butions made by Northeast Utilities and its subsidiaries under long term dis-ability plans and policies.

 As of December 31, 1995, the five executive officers named in the Summary Compensation Table had the following years of credited service for retirement compensation purposes: Mr. Fox--31, Mr. Busch--22, Mr. MacKenzie--30, Mr. Kinney--34, and Mrs. Grise--15. Assuming that retirement were to occur at age 65 for these officers, retirement would occur with 43, 38, 41, 36 and 36 years of credited service, respectively.

 In 1992, Northeast Utilities entered into an agreement with Mr. Fox to pro-vide for an orderly Chief Executive Officer succession. The agreement states that if Mr. Fox is terminated as Chief Executive Officer without cause, he will be entitled to specified severance pay and benefits. Those benefits con-sist primarily of (i) two years' base pay, medical, dental and life insurance benefits; (ii) a supplemental retirement benefit equal to the difference be-tween the target benefit he would be entitled to receive if he had reached the age of 55 on the termination date and the actual target benefit to which he is entitled as of the termination date; and (iii) a target benefit under the Supplemental Plan, notwithstanding that he might not have reached age 60 on the termination date and notwithstanding other forfeiture provisions of that plan. The agree-ment also provides specified death and disability benefits. The agreement does not address Mr. Fox's normal compensation and benefits, which are to be deter-mined by the Committee on Organization, Compensation and Board Affairs and the Board in accordance with their customary practices. The agreement terminates two years after Northeast Utilities gives Mr. Fox a notice of termination, but no earlier than the date he becomes 55.

                       REPORT ON EXECUTIVE COMPENSATION

 The Committee on Organization, Compensation and Board Affairs of the Board of Trustees sets and administers the executive compensation policies of the Northeast Utilities system (the Company). The Company's executive compensation policies are designed to allow the Company to attract, retain and reward exec-utives who contribute to the short-term and long-term success of the business. The Company's executive compensation programs are a tool to further align each executive's compensation with shareholder and customer interests.

 Consistent with industry trends, the Committee has over time placed an in-creasing portion of total compensation for executive officers at risk, through the use of short-term and long-term incentive programs tied to shareholder and customer goals. During 1995, the Committee continued this policy by freezing officer base salary ranges at 1994 levels and making a larger portion of total compensation subject to performance-based incentives.

 The Committee administers the Company's executive incentive programs and ap-proves all executive incentive goals and awards. Incentive program awards for the Chief Executive Officer (CEO) and Group Presidents of the Company are de-termined solely by corporate performance measures. For other participants, the short-term program award can vary from that determined solely by corporate performance depending on individual achievement of a set of assigned goals es-tablished at the onset of the performance year. These assigned goals vary as appropriate from officer to officer and include performance measures for such goals as employee safety; service reliability; nuclear operations; economic development; operating, maintenance and capital expenditure levels; environ-mental initiatives; and generating unit capacity factor and availability. The Committee reserves the authority to adjust incentive program awards as it deems appropriate to reflect factors not otherwise taken into account in cal-culating the awards. Twenty-five percent of the CEO's 1995 short-term incen-tive award has been held back as a reflection of recent Company nuclear per-formance and will be forfeited unless the Committee determines that the Com-pany has met specified nuclear performance goals.

 In making its compensation decisions, the Committee draws upon information from a variety of sources, including compensation consultants, utility and general industry surveys, and other publicly-available information, including proxy statements. The Company's comparison groups for purposes of executive compensation consist of a consultant's database of over 600 industrials and more than 50 electric and gas utilities, as well as a smaller group of 10 electric utilities whose operating characteristics are substantially similar to those of the Company in terms of generation mix, revenues and customer size. Seven of the ten companies in the small comparison group are included in the Standard & Poor's (S&P) Electric Companies Index, which is the Index used in the share performance chart shown on page 13.

 The Committee sets annual base salary ranges for most Company officers, in-cluding the executive officers, and sets the annual salary for each such offi-cer except for the Company's CEO, whose salary is set by the Board following a recommendation by the Committee. Any portion of annual salary in excess of the annual base salary range upper limit (the going rate) is paid in a lump sum, and is not counted as base salary in determining future salary increases. The Committee recommended that the CEO receive no salary increase in 1995, and this recommendation was accepted by the Board.

 In 1995, as in prior years, the Committee established a one year short-term program and a three year long-term program under the Northeast Utilities Exec-utive Incentive Plan. Participants in these programs include all of the Company's executive officers and most other officers. Each program calculates payouts based on actual Company performance against target goals with respect to two equally-weighted corporate measures. Each measure has a threshold per-formance limit (under which no amount is awarded), a target goal (yielding a specified percentage of the participant's going rate), and an upper limit (which will yield the maximum payout of twice the target payout). Consistent with the Committee's policy to increase the performance-based portion of the executives' compensation, the incentive target payouts (expressed as a per-centage of going rate) are higher in the 1995 programs than in the programs begun in 1994. Awards under the 1995 short-term program will be made in cash later in 1996, and awards under the 1995-1997 long-term program will be made in Northeast Utilities common shares in the Spring of 1998.

 The corporate performance measures for the 1995 short-term incentive program are 1995 earnings per share and Company operations and maintenance budget. The corporate performance measures for the 1995-1997 long-term incentive program are total shareholder return and cost of service over the three-year period. The total shareholder return goal will be met at target if the total return on a Northeast Utilities common share for the performance period equals the re-turn on the S&P Electric Companies Index for the same period. The cost-of-service (COS) goal will be met at target if the Company's average COS changes by the same percentage as the COS average of an 18 utility company comparison group.

 During 1995, the Committee also made awards under the 1992-1994 long-term in-centive program. Awards, in Northeast Utilities common shares, were based on the Company's relative ranking against a group of electric utilities with re-spect to return on equity and COS, adjusted by the average stock price perfor-mance for the three year period. The Company exceeded each of the target goals with respect to this program, resulting in awards that were 38.4 percent greater than target.

 The Committee does not believe it is necessary to make any changes in the Company's executive compensation programs at this time in response to the de-ductibility cap placed on executive salaries by Section 162(m) of the Internal Revenue Code. The Committee believes that the executive compensation programs appropriately balance shareholder and customer interests. It continues to evaluate options for dealing with the issues raised by Section 162(m).

                                         Respectfully submitted,

                                         Elizabeth T. Kennan, Chairman
                                         William J. Pape II, Vice Chairman
                                         Alfred F. Boschulte
                                         Cotton Mather Cleveland
                                         Gaynor N. Kelley
                                         Robert E. Patricelli

Dated: January 23, 1996

                            SHARE PERFORMANCE CHART

 The following chart compares the cumulative total return on an investment in Northeast Utilities common shares with the cumulative total return of the Standard & Poor's (S&P) 500 Stock Index and the S&P Electric Companies Index over the last five fiscal years, in accordance with the rules of the SEC:


            Comparison of Five Year Cumulative Total Return* Among
      Northeast Utilities, S&P 500 Index and S&P Electric Companies Index
   ------------------------------------------------------------------------
 (Assumes $100 invested on January 1, 1991 in Northeast Utilities (NU) common shares, S&P 500 Index and S&P Electric Companies Index.)

                             [GRAPH APPEARS HERE]

                   1991     1992     1993     1994     1995
N U Common         $128     $154     $148     $145     $176
S&P Electric        130      138      155      135      177
S&P 500             130      140      155      157      215

                         Fiscal Year Ended December 31

* Total return on NU common shares assumes reinvestment of all dividends on payment date.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Mr. Patricelli, who is standing for re-election as a Trustee of Northeast Utilities, is Founder, Chairman, President and Chief Executive Officer of Value Health, Inc. Northeast Utilities Service Company (NUSCO), a subsidiary of Northeast Utilities, selected ValueRx, a subsidiary of Value Health, Inc., through a competitive bid process to serve as one of NUSCO's prescription drug providers under its Group Insurance Plan during 1995. The total payments made by NUSCO to ValueRx during 1995 to administer the Company's prescription drug program were $961,741.

 Mr. Swope, who is standing for re-election as a Trustee of Northeast Utili-ties, is of counsel to the law firm of Sheehan Phinney Bass + Green Profes-sional Associates, which renders legal services to North Atlantic Energy Serv-ice Corporation, a subsidiary of Northeast Utilities.

                 3. RATIFICATION OF THE SELECTION OF AUDITORS

 The firm of Arthur Andersen LLP, independent public accountants, was selected by the Board of Trustees, and approved by the shareholders, to serve as inde-pendent auditors of Northeast Utilities and its subsidiaries for 1995.

 Pursuant to the recommendation of the Audit Committee, the Board of Trustees recommends that shareholders ratify the selection by the Board of Trustees of Arthur Andersen LLP to audit the accounts of Northeast Utilities and its sub-sidiaries for 1996. Representatives of Arthur Andersen LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised at the meeting.

  THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                               4. OTHER MATTERS

 The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

 Northeast Utilities' Annual Report to Shareholders for the year ended Decem-ber 31, 1995, including financial statements, is being mailed with this proxy solicitation material. An additional copy of the Annual Report will be mailed to any shareholder upon request.

                        COST OF SOLICITATION OF PROXIES

 The cost of soliciting proxies on behalf of the Board of Trustees will be borne by Northeast Utilities. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph, by Trustees, offi-cers or employees of Northeast Utilities or NUSCO, or by an independent compa-ny, Morrow & Co., Inc., which has been retained to assist in the solicitation of proxies from banks, brokerage firms, nominees and individual shareholders for a fee of $12,000 plus reimbursement for expenses. Arrangements will be made to reimburse brokerage firms, nominees, custodians and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial own-ers of common shares held as of March 22, 1996.

               MULTIPLE COPIES OF ANNUAL REPORT TO SHAREHOLDERS

 Some shareholders with multiple accounts may receive more than one Annual Re-port to Shareholders, which is costly to Northeast Utilities and may be incon-venient to those shareholders. Northeast Utilities will discontinue multiple mailings of Annual Reports to Shareholders, if the affected shareholders so request. To request discontinuance of multiple mailings of the Annual Report, please mark the designated box on the proxy card(s) for the account(s) for which Annual Report mailings may be discontinued. Mailing of dividends, divi-dend reinvestment statements, proxy materials and special notices will not be affected by an election to discontinue multiple mailings of the Annual Report to Shareholders.

                               VOTING PROCEDURES

 Shares held by persons who abstain from voting on any proposal and broker non-votes will not be voted for or against the proposal. Shares held by per-sons abstaining will be counted in determining whether a quorum is present for the purpose of voting on the proposal; however, broker non-votes will not be counted for this purpose.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

 To be included in the proxy statement and form of proxy for the 1997 Annual Meeting of Shareholders, proposals by shareholders must be received by Theresa
H. Allsop, Assistant Secretary of Northeast Utilities, at Northeast Utilities' general office by December 3, 1996, and must satisfy the conditions estab-lished by the SEC.

                                      By order of the Board of Trustees,

                                            /s/ Robert P. Wax

                                                Robert P. Wax
                                                  Secretary

                          ANNUAL REPORT ON FORM 10-K

 NORTHEAST UTILITIES WILL PROVIDE SHAREHOLDERS WITH A COPY OF ITS 1995 ANNUAL REPORT ON FORM 10-K TO THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHED-ULES THERETO, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST SENT TO:

                               THERESA H. ALLSOP
                              ASSISTANT SECRETARY
                              NORTHEAST UTILITIES
                              POST OFFICE BOX 270
                       HARTFORD, CONNECTICUT 06141-0270

PROXY                         NORTHEAST UTILITIES                          PROXY

            Proxy for Annual Meeting of Shareholders - May 21, 1996

The undersigned appoints BERNARD M. FOX and WILLIAM J. PAPE II, and either of them, proxies of the undersigned, with power of substitution, to act for and to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Northeast Utilities to be held on May 21, 1996, and any adjournment thereof, upon the matters set forth in the notice of said meeting as indicated below.
The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this proxy will be voted as specified by the undersigned. Unless otherwise instructed, this proxy will be voted FOR proposals 1,2 and 3.




          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

                                    (OVER)

The Board of Trustees recommends a vote FOR proposals 1, 2 and 3.

1.  Fix the number of Trustees at eleven.

                      [_] FOR   [_] AGAINST  [_] ABSTAIN

2.  Election of the eleven Trustees nominated.

            [_] FOR    [_] FOR ALL EXCEPT AS MARKED    [_] WITHHELD

    To vote for all nominees, mark the "FOR" box. To withhold voting for a particular nominee(s), mark the "FOR ALL EXCEPT AS MARKED" box and strike a line through the name of the nominee(s) in the list below. To withhold voting on all nominees, mark the "WITHHELD" box.
    Alfred F. Boschulle, Cotton Mather Cleveland, E. Gail de Planque, Bernard M. Fox, Gaynor N. Kelley, Elizabeth T. Kennan, William J. Pape II, Robert E. Patricelli, Norman C. Rasmussen, John F. Swope, John F. Turner

3.  Ratification of Arthur Andersen LLP as independent auditors for 1996.

                      [_] FOR   [_] AGAINST  [_] ABSTAIN

The undersigned hereby acknowledges receipt of notice of meeting and related proxy statement

Date _____________________________________________________________________, 1996

Signed _________________________________________________________________________

Signed _________________________________________________________________________

Please sign in the same form as name appears hereon. If the shares are registered in more that one name, each joint owner or fiduciary should sign. Fiduciaries and corporate officers should indicate their titles.

--------------------------------------------------------------------------------
Discontinue mailing Annual Report
for this account.                                                           [_]
(See Proxy Statement, page 15).
--------------------------------------------------------------------------------

I plan to attend the meeting.                              [_] Yes       [_] No